UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/15/2009

QUANTUM CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  1-13449

Delaware	94-2665054
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1650 Technology Drive
Suite 800
San Jose, CA 95110
(Address of principal executive offices, including zip code)

408-944-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 15, 2009, we entered into an amendment (the "Amendment") to our senior secured credit agreement, dated as of July 12, 2007 (the "Credit Agreement"), with the required lenders thereunder. The amendment, among other changes, will permit us to, subject to certain restrictions described in the Amendment, prepay our remaining outstanding 4.375% convertible subordinated notes due 2010 (the "Notes") after $135 million of the Notes have been refinanced with qualifying indebtedness. The Amendment also eliminated certain reductions to our annual requirement to make mandatory prepayments of the loans under the Credit Agreement with "excess cash flow."

As a condition to the effectiveness of the Amendment, we agreed to make a prepayment of $40.0 million to be applied to the term loans under the Credit Agreement. We expect to fund this with a prepayment of $40.0 million of future royalties due to Quantum under an OEM agreement. In addition, if we purchase at least $135 million of the Notes with the proceeds of qualifying indebtedness pursuant to our currently pending tender offer or by other means, we agreed to make an additional prepayment of $20.0 million to be applied to the term loans under the Credit Agreement.

This description of the Amendment is qualified in its entirety by the provisions of the Amendment, a copy of which is attached hereto as Exhibit 10.1.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description in Item 1.01 above is incorporated by referrence.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM CORPORATION

Date: April 16, 2009	By:	/s/ Shawn Hall
Shawn Hall
Vice President, General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	Amendment No. 1 to Senior Secured Credit Agreement